(n)(1)(ii)

AMENDED SCHEDULE B

to the

FOURTH AMENDED AND RESTATED MULTIPLE CLASS PLAN

PURSUANT TO RULE 18f-3

for

VOYA SERIES FUND, INC.

12b-1 Distribution and Service Fees

Paid Each Year by the Funds

(as a % of average net assets)

	Classes of Shares
Funds	A	B	C	I	L	O	R	R6	W
Voya Capital Allocation Fund	0.25	1.00	1.00	N/A	N/A	0.25	0.50	N/A	N/A
Voya Core Equity Research Fund	0.25	1.00	1.00	N/A	N/A	0.25	0.50	N/A	N/A
Voya Corporate Leaders 100 Fund	0.25	1.00	1.00	N/A	N/A	0.25	0.50	N/A	N/A
Voya Global Target Payment Fund	0.25	1.00	1.00	N/A	N/A	N/A	0.50	N/A	N/A
Voya Large Cap Growth Fund	0.25	N/A	1.00	N/A	N/A	N/A	0.50	N/A	N/A
Voya Mid Cap Value Advantage Fund	0.25	1.00	0.75	N/A	N/A	0.25	0.50	N/A	N/A
Voya Money Market Fund	0.25	1.00	1.00	N/A	N/A	0.25	0.50	N/A	N/A
Voya Small Company Fund	0.25	1.00	1.00	N/A	N/A	0.25	0.50	N/A	N/A

Last Approved: July 10, 2014

Last Amended: July 10, 2014 to add Class R6 shares for Voya Corporate Leaders 100 Fund